Exhibit 10.2

Execution Version

SECOND AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT AND

FIRST AMENDMENT TO EXISTING GUARANTEES

This Second Amendment to Amended and Restated Loan and Security Agreement and First Amendment to Existing Guarantees (this “Second Amendment”) is executed as of the 11th day of October, 2013 (the “Second Amendment Effective Date”), by and among Vitamin Shoppe Industries Inc., a New York corporation (“Vitamin Shoppe”), VS Direct Inc., a Delaware corporation (“VS Direct”), Vitamin Shoppe Mariner, Inc., a Delaware corporation (“VS Mariner”), Vitamin Shoppe Global, Inc., a Delaware corporation (“VS Global”, and together with Vitamin Shoppe, VS Direct and VS Mariner, each individually a “Borrower” and collectively, the “Borrowers”), each Guarantor party hereto, the Lenders party hereto and JPMorgan Chase Bank, N.A., a national banking association, in its capacity as agent for the Lenders (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, Vitamin Shoppe, Inc., a Delaware corporation and successor by name change to VS Holdings, Inc., as a Guarantor, the Lenders and Agent are parties to that certain Amended and Restated Loan and Security Agreement dated as of January 20, 2011, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of January 10, 2013 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the meaning given such terms in the Credit Agreement), pursuant to which the Lenders provide certain financing to the Borrowers in accordance with the terms and conditions set forth therein; and

WHEREAS, the Borrowers, the Lenders party hereto and Agent desire to amend the Credit Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:

Section 1. Amendments to the Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, but subject to the satisfaction of each condition precedent set forth in Section 2 hereof, the Credit Agreement shall be amended effective as of the Second Amendment Effective Date in the manner provided in this Section 1.

1.1 Amended Definitions. The definitions of certain terms defined in Section 1 of the Credit Agreement shall be amended as set forth below:

(a) Section 1 of the Credit Agreement shall be amended to remove all introductory sub-section reference numbers 1.1 through 1.180 before each defined term in their entirety.

(a) Adjusted Eurodollar Rate. The definition of “Adjusted Eurodollar Rate” shall be amended by replacing the reference to “1/100” with a reference to “1/16”.

(b) Applicable Margin. The definition of “Applicable Margin” shall be amended and restated in its entirety to read as follows:

“Applicable Margin” means, for any day, with respect to any Revolving Loan, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Eurodollar Spread”, as the case may be, based upon the Borrowers’ Average Excess Collateral Availability for the prior fiscal quarter as of the most recent determination date, provided that until the delivery to Agent, pursuant to Section 7.1(a)(i), of the Borrowers’ Borrowing Base Certificate for the first fiscal quarter ended September 30, 2013, the “Applicable Margin” shall be the applicable rate per annum set forth below in Category 1:

Average Excess Collateral Availability	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1: Average Excess Collateral Availability ≥ 50% of the Borrowing Cap	0.25%	1.25%
Category 2: Average Excess Collateral Availability < 50% of the Borrowing Cap	0.50%	1.50%

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter of the Borrowers based upon the Borrowers’ Average Excess Collateral Availability for the prior fiscal quarter upon Agent’s receipt of the Borrowers’ Borrowing Base Certificate delivered pursuant to Section 7.1(a)(i) and (b) each change in the Applicable Margin resulting from a change in the Borrowers’ Average Excess Collateral Availability for the prior fiscal quarter shall be effective during the period commencing on and including the date of delivery to Agent of such Borrowing Base Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Borrowers’ Average Excess Collateral Availability shall be deemed to be in Category 2 at the option of Agent or at the request of the Required Lenders if the Borrowers fail to deliver the Borrowing Base Certificate required to be delivered by them pursuant to Section 7.1(a)(i), during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.

(c) Borrowers. The definition of “Borrowers” shall be amended and restated in its entirety to read as follows:

“Borrowers” shall mean, collectively, the following (together with their respective successors and assigns): (a) Vitamin Shoppe; (b) VS Direct, (c) VS Mariner, (d) VS Global and (e) any other Person that at any time after the date hereof becomes a Borrower pursuant to the terms hereof, including, without limitation, Section 9.23 hereof; each sometimes being referred to herein individually as a “Borrower”.

(d) Borrowing Base. The definition of “Borrowing Base” shall be amended and restated in its entirety to read as follows:

“Borrowing Base” shall mean, at any time, the amount equal to:

(a) the amount equal to:

(i) ninety percent (90%) of the amount of Eligible Credit Card Receivables of the Borrowers at such time, plus

(ii) up to eighty-five percent (85%) of the amount of Eligible Accounts of the Borrowers at such time, plus

(iii) up to ninety percent (90%) of the Net Recovery Percentage multiplied by the Value of the Eligible Inventory of the Borrowers net of any Inventory Reserves, in each case, at such time, plus

(iv) the lesser of (1) the product of (x) up to sixty-five percent (65%) multiplied by (y) the Borrowers’ Eligible Raw Materials Inventory, valued at the lower of cost or market value, calculated on a first-in-first-out or weighted average cost basis as determined by Agent in its Permitted Discretion, at such time, net of any Inventory Reserves and (2) the product of up to eighty-five percent (85%) multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered by Agent multiplied by the Borrowers’ Eligible Raw Materials Inventory, valued at the lower of cost or market value, calculated on a first-in-first-out or weighted average cost basis as determined by Agent in its Permitted Discretion, net of any Inventory Reserves minus

(b) the Availability Reserves.

The amounts of Eligible Inventory and Eligible Raw Materials Inventory shall, at Agent’s option, be determined based on the lesser of the amount of applicable Inventory set forth in the general ledger of the Borrowers or the perpetual inventory record maintained by the Borrowers.

Agent shall have the right to establish Reserves against or sublimits in the Borrowing Base in such amounts and with respect to such matters as Agent shall deem reasonably necessary or appropriate, based on new information received by Agent and after Agent has completed its updated field audits, examinations and appraisals of the Collateral; provided, however, that, so long as no Event of Default has occurred and is continuing, Agent shall give to Administrative Borrower five (5) Business Days’ telephonic or electronic notice if (A) Agent establishes new categories of Reserves, (B) Agent changes the methodology of calculating Reserves, or (C) Agent establishes new categories of sublimits in the Borrowing Base. The foregoing notwithstanding, in the event Agent establishes Reserves to preserve or protect or maximize the value of the Collateral during the continuance of an Event of Default, Agent shall only provide Administrative Borrower with notice at the time such Reserves are established.

The actual advance rate percentages to be used in calculating the amounts pursuant to clause (a)(ii), clause (a)(iii), clause (a)(iv)(1)(x) and clause (a)(iv)(2) above, which advance rate percentages shall not exceed the applicable maximum percentage as set forth in such clauses, shall be determined by Agent in its Permitted Discretion. Once the applicable advance rate percentage has been established by Agent, so long as no Event of Default has occurred and is continuing, Agent shall give to Administrative Borrower five (5) Business Days’ telephonic or electronic notice of any change in such advance rate percentage.

Accounts, Credit Card Receivables and Inventory of the Borrowers shall only be Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible Raw Materials Inventory, as applicable, to the extent that (x) Agent has conducted and completed a field examination, appraisal and other due diligence with respect thereto and (y) the criteria for Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible Raw Materials Inventory set forth herein, as applicable, are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in its Permitted Discretion).

The Borrowing Base shall be determined at any time by Agent, on the basis of the most recently delivered Borrowing Base Certificate, as adjusted by Agent for any changes in Reserves or otherwise in accordance with the terms hereof.

(e) Canadian Priority Payables. The definition of “Canadian Priority Payables” shall be amended and restated in its entirety to read as follows:

“Canadian Priority Payables” shall mean, as to any Borrower at any time, (f) the full amount of the liabilities of such Borrower at such time which (i) have a trust imposed to provide for payment or a security interest, pledge, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Eligible Credit Card Receivables, Eligible Accounts, Eligible Raw Materials Inventory or Eligible Inventory of such Borrower located in Canada under Federal, Provincial, State, county, district, municipal, or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national law of Canada, regulation or directive of Canada, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations in each case to the extent such trust, or security interest, lien or charge has been or may be imposed and (g) the amount equal to the percentage applicable to Eligible Inventory or Eligible Raw Materials Inventory, as applicable, in the calculation of the Borrowing Base multiplied by the aggregate Value of the Eligible Inventory or the aggregate Value of the Eligible Raw Materials Inventory, as applicable, of such Borrower which is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens or charges securing the Obligations in accordance with Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory or Eligible Raw Materials Inventory, as applicable, the amount owing to the supplier shall not be considered a Canadian Priority Payable).

(f) Cash Equivalents. Clause (c) of the definition of “Cash Equivalents” shall be amended by deleting the reference to the phrase “an IPC Affiliate or” from clause (c) of such definition.

(g) Change of Control. The definition of “Change of Control” shall be amended as follows:

(i) clause (f) of the definition of “Change of Control” shall be amended and restated in its entirety to read as follows:

(f) other than as permitted in Section 9.7(a)(iv) hereof, Vitamin Shoppe fails to own directly or indirectly one hundred percent (100%) of the Capital Stock of any of its Subsidiaries that are a Borrower as of the Second Amendment Effective Date or become a Borrower thereafter,

(ii) the proviso at the end of definition of “Change of Control” shall be amended by replacing the reference to “no Change in Control” with a reference to “no Change of Control”.

(h) Compliance Period. The definition of “Compliance Period” shall be amended and restated in its entirety to read as follows:

“Compliance Period” shall mean any period commencing on the first date on which Excess Availability is less than the greater of (a) ten percent (10%) of the Borrowing Cap or (b) $7,500,000, in each case for three (3) consecutive days, and continuing until the date that both (x) Excess Availability exceeds the greater of (i) ten percent (10%) of the Borrowing Cap or (ii) $7,500,000 for sixty (60) consecutive days, and (y) no Default or Event of Default then exists and is continuing.

(i) Credit Facility. The definition of “Credit Facility” shall be amended by deleting the reference to “, 2.2” from such definition.

(j) EBITDA. The definition of “EBITDA” shall be amended and restated in its entirety to read as follows:

“EBITDA” means, for any period, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any non-recurring charges acceptable to Agent for such period, (vi) other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), (vii) amortization of deferred rent expense; provided, that, EBITDA shall be reduced by rent expense paid in cash to the extent not deducted in computing such Consolidated Net Income and (viii) any non-recurring, out-of-pocket fees and cash expenses made or incurred during such period in connection with the execution and consummation of any Financing Agreements, including the Second Amendment, and that are paid for within ninety (90) days of such incurrence, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

(k) Eligible Credit Card Receivables. The definition of “Eligible Credit Card Receivables” shall be amended and restated in its entirety to read as follows:

“Eligible Credit Card Receivables” shall mean, the gross amount of Credit Card Receivables of Borrowers that are subject to a valid, first priority and fully perfected security interest in favor of the Agent for itself and the Secured Parties, which conform to all applicable warranties contained herein, less, without duplication, (a) the sum of all Credit Card Receivables: (i) for which Agent has not received a Credit Card Acknowledgment within ninety (90) days after the Second Amendment Effective Date (or such later date as determined by Agent in its Permitted Discretion) if the Credit Card Agreement exists on the Second Amendment Effective Date (or if the Credit Card Agreement is entered into after the Second Amendment Effective Date, no later than ninety (90) days after the date of such Credit Card Agreement or such later date as is acceptable to Agent), and (ii) which are unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivable, and (b) amounts owing to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements.

(l) Excess Availability. The definition of “Excess Availability” shall be amended and restated in its entirety to read as follows:

“Excess Availability” shall mean, the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base (without giving effect to any Reserves to reflect outstanding Letters of Credit as provided in Section 2.3(b)), and (ii) the Revolving Commitments, minus (b) the sum of the aggregate outstanding sum of all Revolving Loans plus all Letter of Credit Obligations.

(m) Financing Agreements. The definition of “Financing Agreements” shall be amended and restated in its entirety to read as follows:

“Financing Agreements” shall mean, collectively, this Agreement, the First Amendment, the Second Amendment and all notes, guarantees, security agreements, the Pledge Agreements, the Guarantees, the Deposit Account Control Agreements, the Investment Property Control Agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement.

(n) Fixed Charges. The definition of “Fixed Charges” shall be amended by (i) deleting the reference to the phrase “Senior Secured Notes and” in its entirety from sub-clause (i) in the parenthetical to clause (b) of such definition and (ii) inserting a reference to “and” immediately before the reference to “regularly scheduled principal payments” in clause (b) of such definition.

(o) GAAP. The definition of “GAAP” shall be amended and restated in its entirety to read as follows:

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States (including any principles required by the Securities and Exchange Commission), that are applicable to the circumstances as of the date of determination, consistently applied. If there occurs after the date of this Agreement any change in GAAP that affects the calculation of any requirements, terms or covenants set forth in this Agreement or any other Financing Agreement (whether contained in Section 9.17, Section 9.24 or otherwise), Agent and Borrowers shall negotiate in good faith to amend the provisions of this Agreement and the other Financing Agreements that relate to the calculation of such requirements, terms and covenants with the intent of having the respective positions of the Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the implicated requirements and covenants shall be calculated as if no such change in GAAP has occurred; provided, that, for the avoidance of doubt, the parties agree that all financial statements required to be delivered hereunder shall and will be delivered giving effect to any such change in GAAP.

(p) Guarantees. The definition of “Guarantees” shall be amended and restated in its entirety to read as follows:

“Guarantees” shall mean (a) that certain Guarantee dated as of September 25, 2009, executed by Parent and VS Direct in favor of Agent, Lenders and the other Secured Parties, (b) that certain Guarantee dated as of September 25, 2009, executed by Parent and Vitamin Shoppe in favor of Agent, Lenders and the other Secured Parties, (c) that certain Guarantee dated as of January 10, 2013, executed by Parent, Vitamin Shoppe, VS Direct and VS Mariner in favor of Agent, Lenders and the other Secured Parties, (d) that certain Guarantee dated as of the Second Amendment Effective Date, executed by Parent, Vitamin Shoppe, VS Direct, VS Mariner and VS Global in favor of Agent, Lenders and the other Secured Parties and (e) any other guaranty agreement executed by a Subsidiary of Vitamin Shoppe that at any time after the date hereof becomes a Guarantor under this Agreement in favor of Agent, Lenders and the other Secured Parties, in each case, as the same may be amended, restated or otherwise modified from time to time.

(q) Hedge Agreement. The definition of “Hedge Agreement” shall be amended and restated in its entirety to read as follows:

“Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and a third party (including without limitation a Bank Product Provider) that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act and any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their Subsidiaries shall be a Hedge Agreement; sometimes being collectively referred to herein as “Hedge Agreements”.

(r) Increased Reporting Period. The definition of “Increased Reporting Period” shall be amended and restated in its entirety to read as follows:

“Increased Reporting Period” shall mean any period commencing on the first date on which Excess Availability is less than the greater of (a) fifteen percent (15%) of the Borrowing Cap or (b) $12,500,000, in each case for three (3) consecutive days, and continuing until the date that both (x) Excess Availability exceeds the greater of (i) fifteen percent (15%) of the Borrowing Cap or (ii) $12,500,000 for sixty (60) consecutive days, and (y) no Default or Event of Default then exists and is continuing.

(s) Information Certificate. The definition of “Certificate” shall be amended and restated in its entirety to read as follows:

“Information Certificate” shall mean the Information Certificate of Borrowers and Guarantor constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of the Existing Credit Agreement and the other Financing Agreements and the financing arrangements provided for herein, as amended, modified, replaced or supplemented by that certain Information Certificate delivered by the Borrowers and Guarantors on the Second Amendment Effective Date.

(t) Loan or Loans. The definition of “Loans” and “Loan” shall be amended and restated in its entirety to read as follows:

“Loans” shall mean, collectively, all of the Revolving Loans and “Loan” shall mean any one of the Revolving Loans.

(u) London Interbank Offered Rate. The definition of “London Interbank Offered Rate” shall be amended and restated in its entirety to read as follows:

“London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for any applicable Interest Period, the London interbank offered rate administered by the British Bankers Association (or any other Person that takes over the administration of such rate for U.S. dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 3.3 in the event that Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “London Interbank Offered Rate” or “Adjusted Eurodollar Rate” is used in connection with an ABR Loan, such rate shall be determined as modified by the definition of Alternate Base Rate.

(v) Manual Sweeping Accounts. The definition of “Manual Sweeping Accounts” shall be amended and restated in its entirety to read as follows:

“Manual Sweeping Accounts” shall mean the Deposit Accounts maintained by the Borrowers as of the Second Amendment Effective Date that are identified as “Manual Sweeping Accounts” on Schedule 8.10 hereto, and any replacement or additional accounts of the Borrowers.

(w) Material Contract. The definition of “Material Contract” shall be amended by deleting the reference to the phrase “, the Senior Secured Notes Documents” in its entirety from the first parenthetical in such definition.

(x) Maturity Date. The definition of “Maturity Date” shall be amended and restated in its entirety to read as follows:

“Maturity Date” shall mean October 11, 2018 or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

(y) Maximum Credit. The definition of “Maximum Credit” shall be amended and restated in its entirety to read as follows:

“Maximum Credit” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Maximum Credit”, as the same may be adjusted as provided in Section 2.4 and as provided in the definition of Reserves. The aggregate Maximum Credit as of the Second Amendment Effective Date is $150,000,000.

(z) Net Income. The definition of “Net Income” shall be amended by amending and restating sub-clause (i) of clause (a) of such definition in its entirety to read as follows:

(i) any Asset Sale;

(aa) Net Recovery Percentage. The definition of “Net Recovery Percentage” shall be amended and restated in its entirety to read as follows:

“Net Recovery Percentage” shall mean with respect to finished goods Inventory or raw materials Inventory, as applicable, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the applicable Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent acceptable appraisal of such Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of such Inventory subject to such appraisal.

(bb) Obligations. The definition of “Obligations” shall be amended as follows:

(i) Clause (b)(i) of the definition of “Obligations” shall be amended by inserting the following proviso immediately before the comma (“,”) at the end of such clause (b)(i):

; provided that solely with respect to any Borrower or Guarantor that is not an ECP, Excluded Hedge Obligations of any such Borrower or Guarantor shall in any event be excluded from “Obligations” owing by such Borrower or Guarantor.

(ii) Clause (b)(ii) of the definition of “Obligations” shall be amended by replacing the reference to “$10,000,000” with a reference to “$20,000,000”.

(cc) Parent. The definition of “Parent” shall be amended and restated in its entirety to read as follows:

“Parent” shall mean Vitamin Shoppe, Inc., a Delaware corporation formerly known as VS Holdings, Inc., and its successors and assigns.

(dd) Permitted Acquisitions. The definition of “Permitted Acquisitions” shall be amended as follows:

(i) Clause (f) of such definition shall be amended and restated in its entirety to read as follows:

(f) Accounts, Credit Card Receivables and Inventory of the Acquired Business shall only be Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible Raw Materials Inventory to the extent that (ii) such Accounts, Credit Card Receivables and Inventory are owned by a Borrower, (iii) Agent has conducted and completed a field examination and appraisal with respect thereto and (iv) the criteria for Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible Raw Materials Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business),

(ii) Clause (k) of such definition shall be amended and restated in its entirety to read as follows:

(k) Excess Availability shall have been not less than the greater of (x) fifteen percent (15%) of the Borrowing Cap and (y) $12,500,000 as of the date of such acquisition both prior to and after giving effect to such acquisition and any payment(s) made in respect of such acquisition, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to such acquisition or payment, and

(ee) Permitted Holders. The definition of “Permitted Holders” shall be amended by replacing the reference to “Schedule 1.132” in such definition with a reference to “Schedule 2”.

(ff) Permitted Subordinated Indebtedness. The definition of “Permitted Subordinated Indebtedness” shall be amended and restated in its entirety to read as follows:

“Permitted Subordinated Indebtedness” means Indebtedness of Borrowers; provided, that (a) such Indebtedness does not mature or require any scheduled payments of principal prior to one hundred eighty (180) days after the Maturity Date in effect on the date of such issuance, (b) such Indebtedness bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by Borrowers), (c) no indenture or other agreement governing such Indebtedness contains (i) maintenance financial covenants or (ii) covenants or events of default that are more restrictive on Borrowers or any of its subsidiaries than those contained in this Agreement, (d) after giving effect to the issuance or incurrence of such Indebtedness on a pro forma basis, Borrowers shall be in compliance with all covenants set forth in this Agreement, including, without limitation, Section 9.17 hereof as of the last day of the applicable period (for purposes of Section 9.17, as if such Indebtedness, and all other Permitted Subordinated Indebtedness issued or incurred since the first day of such applicable period, had been issued or incurred on the first day of such applicable period), (e) the payment of such Indebtedness and, to the extent such Indebtedness is secured, the Liens securing such Indebtedness are subordinated to the payment of and the Liens securing the Obligations to the written satisfaction of Agent (as determined in its sole discretion) and (f) there is no scheduled amortization with respect to such Indebtedness.

(gg) Pro Rata Share. The definition of “Pro Rata Share” shall be amended and restated in its entirety to read as follows:

“Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the aggregate amount of the Revolving Commitments of all Revolving Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Revolving Commitments have terminated, the numerator shall be the unpaid amount of such Revolving Lender’s Revolving Exposure and the denominator shall be the aggregate amount of Revolving Exposure of all Revolving Lenders.

(hh) Required Lenders. The definition of “Required Lenders” shall be amended and restated in its entirety to read as follows:

“Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty percent (50%) or more of the aggregate of the Revolving Commitments of all Lenders, or if the Revolving Commitments shall have been terminated, Lenders to whom at least fifty percent (50%) of the then outstanding Obligations are owing.

(ii) Reserves. The definition of “Reserves” shall be amended as follows:

(i) Clause (c) of the definition of “Reserves” shall be amended to replace the reference to “Section 2.2” with a reference to “Section 2.3”.

(ii) Clause (d)(iv) of the definition of “Reserves” shall be amended to replace the reference to “$100,000” with a reference to “$250,000”.

(iii) Clause (d)(xii) of the definition of “Reserves” shall be amended to replace the reference to “Section 1.24 hereof” with a reference to “the definition of Canadian Priority Payables”.

(iv) The last paragraph of the definition of “Reserves” shall be amended by inserting a reference to “, Eligible Accounts, Eligible Raw Materials” immediately after the reference to “Eligible Credit Card Receivables”.

(jj) Revolving Commitment. The definition of “Revolving Commitment” shall be amended and restated in its entirety to read as follows:

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.4 and (b) assignments by or to such Revolving Lender pursuant to Section 13.7. Each Revolving Lender’s Revolving Commitment as of the Second Amendment Effective Date is the amount set forth opposite such Revolving Lender’s name on Schedule 1 under the caption “Revolving Commitment”.

(kk) Store Accounts. The definition of “Store Accounts” shall be amended and restated in its entirety to read as follows:

“Store Accounts” shall have the meaning set forth in Section 6.3; provided that the Store Accounts maintained by the Borrowers as of the Second Amendment Effective Date are identified as “Store Accounts” on Schedule 8.10 hereto, and any replacement or additional accounts of the Borrowers.

1.2 Deleted Definitions. Section 1 of the Credit Agreement shall be amended to the delete the definitions of “Commitment”, “Covenant Required Lenders”, “EBITDAR”, “Intercreditor Agreement”, “IPC Affiliates”, “Rent Adjusted FCCR”, “Rent Adjusted Fixed Charge Coverage Test”, “Senior Secured Note Documents”, “Senior Secured Note Indenture”, “Senior Secured Note Indenture Borrowing Base”, “Senior Secured Note Priority Debt Limit”, “Senior Secured Notes”, “Senior Secured Note Trustee”, “Term Lenders”, “Term Loan Commitment”, “Term Loan Maturity Date” and “Term Loans” in their entirety.

1.3 New Definitions. Section 1 of the Credit Agreement shall be amended to include the following defined terms in appropriate alphabetical order:

“Aggregate Revolving Commitment Amounts” shall mean, at any time, the sum of the Revolving Commitments, as the same may be adjusted pursuant to Section 2.4. As of the Second Amendment Effective Date, the Aggregate Revolving Commitment Amounts are $90,000,000.

“Asset Sale” shall mean:

(a) the sale, lease, conveyance or other disposition of any assets or rights; and

(b) the issuance of Capital Stock in any of the Subsidiary Guarantors or the sale of Capital Stock in any of the Subsidiary Guarantors.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions that involves assets having a fair market value of less than $2,000,000;

(ii) a transfer of assets between or among any Borrower or Subsidiary Guarantor and any other Borrower or Subsidiary Guarantor;

(iii) an issuance of Capital Stock by a Subsidiary Guarantor or a Borrower to another Subsidiary Guarantor or Borrower;

(iv) the sale or lease of products, services, inventory, equipment, leasehold improvements, fixtures or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(v) the sale or other disposition of cash or Cash Equivalents;

(vi) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

(vii) any release of intangible claims or rights in connection with the loss or settlement of a bona-fide lawsuit, dispute or other controversy;

(viii) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Borrowers or any of the Guarantors; and

(ix) an Investment permitted under Section 9.10 and any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrowers and the Subsidiary Guarantors that are expressly permitted under Section 9.11.

“Average Excess Collateral Availability” means, for any period, the average Excess Collateral Availability reasonably determined for such period as determined by Agent in good faith.

“Borrowing Cap” shall mean, the amount, calculated at any date, equal to the lesser of (a) the Revolving Commitment and (b) the Borrowing Base, in each case, in effect at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“ECP” shall mean an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act and the applicable rules and regulations issued by the Commodity Futures Trading Commission and/or the Securities Exchange Commission.

“Eligible Accounts” shall mean, at any time, the Accounts of a Borrower which Agent determines in its Permitted Discretion are eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account of a Borrower:

(a) which is not subject to a first priority perfected security interest in favor of Agent;

(b) which is subject to any lien other than (i) a lien in favor of Agent and (ii) a Permitted Encumbrance which does not have priority over the lien in favor of Agent;

(c) (i) with respect to which the scheduled due date is more than sixty (60) days after the date of the original invoice therefor, (ii) which, is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date, therefor (“Overage”) (when calculating the amount under this clause (ii), for the same Account Debtor, Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor, or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than fifty percent (50%) of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (i) such Borrower exceeds thirty percent (30%) of the aggregate amount of Eligible Accounts of such Borrower or (ii) all Borrowers exceeds twenty percent (20%) of the aggregate amount of Eligible Accounts of all Borrowers;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or any other Financing Agreement has been breached in any material respect or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to Agent in its Permitted Discretion which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the United States Bankruptcy Code and reasonably acceptable to Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to Agent which is in the possession of, and is directly drawable by, Agent;

(m) which is owed in any currency other than U.S. dollars or Canadian dollars;

(n) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to Agent which is in the possession of, and is directly drawable by, Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the lien of Agent in such Account have been complied with to Agent’s satisfaction;

(o) which is owed by any Affiliate of any Borrower or any Guarantor or any employee, officer, director, agent or stockholder of any Borrower, any Guarantor or any of their Affiliates;

(p) which, for any Account Debtor, exceeds a credit limit determined by Agent in its Permitted Discretion, to the extent of such excess;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Borrower or any Guarantor is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(s) which is evidenced by any promissory note, chattel paper, or instrument;

(t) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;

(u) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) which is a Credit Card Receivable.

In the event that an Account of a Borrower which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrower or Administrative Borrower shall notify thereof on and at the time of submission to Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrower, the face amount of an Account may, in Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account.

“Eligible Raw Materials Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of raw materials held in the ordinary course of business for use in manufacturing or preparing of finished goods that would be Eligible Inventory but for the fact that it is raw materials; provided, that, the aggregate amount of Eligible Raw Materials Inventory included in the Borrowing Base shall not exceed the amount equal to ten percent (10%) of the Value of all Inventory of Borrowers at such time.

“Excluded Hedge Obligation” shall mean, with respect to any Borrower or Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the Guarantee of such Borrower or Guarantor of, or the grant by such Borrower or Guarantor of a security interest to secure, such Hedge Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Borrower’s or Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Borrower or Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation or (b) in the case of a Hedge Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Borrower or Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Borrower or Guarantor becomes effective with respect to such related Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Hedge Obligations” of any Borrower or Guarantor means any and all obligations of such Borrower or Guarantor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedge Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement transaction, in each case, solely under Hedge Agreements entered into with a Bank Product Provider and which are deemed to be Obligations under clause (b)(i) of the definition of Obligations.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “London Interbank Offered Rate”.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the LIBO Screen Rate is available, the LIBO Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by Agent from such service as Agent may select.

“Leverage Ratio” shall mean, for any date of determination, the ratio of: (a) Total Indebtedness as of such date to (b) EBITDA for the most recently completed Test Period, all calculated for any Person on a consolidated basis in accordance with GAAP.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “London Interbank Offered Rate”.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” shall mean, collectively, the encumbrances permitted under Section 9.8(b), Section 9.8(c), Section 9.8(d), Section 9.8(f), Section 9.8(h) and Section 9.8(k); provided that the term “Permitted Encumbrances” shall not include any lien securing Indebtedness, except with respect to Section 9.8(k).

“Qualified ECP Guarantor” shall mean, in respect of any Hedge Obligation, each Borrower or Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Required Conditions” shall mean either (a) Excess Availability exceeds fifteen percent (15%) of the Borrowing Cap and the Fixed Charge Coverage Ratio is equal to or greater than 1.10 to 1.0 (regardless of whether a Compliance Period is in effect), in each case, calculated as of the date of such Specified Transaction both prior to and after giving effect to such Specified Transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to such Specified Transaction; provided that the pro forma Fixed Charge Coverage Ratio shall be calculated as of the last Test Period prior to the date of such Specified Transaction for which financial statements for the fiscal month, fiscal quarter or fiscal year then ended have been (or have been required to be) delivered pursuant to Section 9.6(a)(i) and Section 9.6(a)(ii), as applicable, or (b) Excess Availability exceeds the greater of (x) twenty percent (20%) of the Borrowing Cap and (y) $15,000,000 calculated as of the date of such Specified Transaction both prior to and after giving effect to such Specified Transaction, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to such Specified Transaction.

“Revolving Commitment Increase Certificate” has the meaning assigned to such term in Section 2.4(c)(i).

“Second Amendment” shall mean that certain Second Amendment to Amended and Restated Loan and Security Agreement dated as of October 11, 2013, by and among the Borrowers, the Guarantors, the Lenders party thereto and Agent.

“Second Amendment Effective Date” shall mean October 11, 2013, the date on which the Second Amendment is effective.

“Specified Transaction” shall mean any of the transactions contemplated and permitted pursuant to Article 9 of this Agreement that require that the Required Conditions be met in connection with such transaction.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the definition of “Guarantors”.

“Total Indebtedness” shall mean, at any date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“VS Global” shall mean Vitamin Shoppe Global, Inc., a Delaware corporation, and its successors and assigns.

“VS Mariner” shall mean Vitamin Shoppe Mariner, Inc., a Delaware corporation, and its successors and assigns.

1.4 Section 2.1 of the Credit Agreement. Section 2.1 of the Credit Agreement shall be amended as follows:

(a) Paragraph (c) of Section 2.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(c) Except in Agent’s discretion, with the consent of all Revolving Lenders, or as otherwise provided in Section 12.8 or Section 12.11 herein, (i) the aggregate amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time shall not exceed the least of (x) the Borrowing Base, (y) the Maximum Credit or (z) the Aggregate Revolving Commitment Amounts, in each case, at such time, and (ii) the aggregate amount of Revolving Loans and Letter of Credit Obligations outstanding at any time based on Eligible Inventory consisting of in-transit Inventory shall not exceed the amount equal to ten percent (10%) of the Value of all Inventory of Borrowers at such time.

(b) Paragraph (d) of Section 2.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(d) In the event that (i) the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time exceeds the least of (x) the Borrowing Base, (y) the Maximum Credit or (z) the Aggregate Revolving Commitment Amounts, in each case, at such time, or (ii) the outstanding aggregate principal amount of Revolving Loans and Letter of Credit Obligations based on Eligible Inventory consisting of in-transit Inventory at any time exceeds the amount equal to ten percent (10%) of the Value of all Inventory of Borrowers at such time, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall immediately repay to Agent the entire amount of any such excess(es).

1.5 Amendment to Section 2.2 of the Credit Agreement. Section 2.2 of the Credit Agreement shall be amended by replacing Section 2.2 in its entirety to read in full as “Section 2.2 [Reserved].”

1.6 Amendments to Section 2.3 of the Credit Agreement. Section 2.3 of the Credit Agreement shall be amended as follows:

(a) Sub-clause (i) of clause (b) of Section 2.3 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(i) the Letter of Credit Obligations with respect to stand-by Letters of Credit shall not exceed the Letter of Credit Limit,

(b) Clause (d) of Section 2.3 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(d) Except in Agent’s discretion, with the consent of all Revolving Lenders, the amount of all outstanding Letter of Credit Obligations with respect to stand-by Letters of Credit shall not at any time exceed the Letter of Credit Limit.

1.7 Amendments to Section 2.4 of the Credit Agreement. Section 2.4 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

2.4 Termination and Reduction of Maximum Credit; Optional Increases or Reduction of Aggregate Revolving Commitment Amounts.

(a) Reduction of Maximum Credit. Borrowers may from time to time reduce the Maximum Credit; provided that (i) each reduction of the Maximum Credit shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) Borrowers shall not reduce the Maximum Credit to less than $30,000,000, (iii) Borrowers shall not reduce the Maximum Credit if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 6.4, the sum of the Revolving Loans plus the Letter of Credit Obligations then outstanding would exceed the lesser of the total Revolving Commitments and the Borrowing Base and (iv) upon any reduction of the Maximum Credit that results in the Maximum Credit being less than the Aggregate Revolving Commitment Amounts, the Aggregate Revolving Commitment Amounts shall be automatically reduced (ratably among the Lenders) so that they equal the Maximum Credit as so reduced.

(b) Procedures for Reduction of Maximum Credit. Administrative Borrower shall notify Agent of any election to reduce the Maximum Credit under paragraph (a) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof. Each notice delivered by Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Maximum Credit delivered by Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Administrative Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Maximum Credit shall be permanent. Each reduction of the Maximum Credit shall be made ratably among the Revolving Lenders in accordance with their respective Pro Rata Share of the Maximum Credit.

(c) Optional Increase and Reduction of Aggregate Revolving Commitment Amounts.

(i) Subject to the conditions set forth in Section 2.4(c)(ii), Borrowers may increase the Aggregate Revolving Commitment Amounts then in effect by increasing the Revolving Commitments of the Lenders by sending to Agent, at least three (3) Business Days prior to the effective date of such increase, a certificate substantially in the form of Exhibit F (an “Revolving Commitment Increase Certificate), specifying such election, the amount of such increase and the effective date thereof. The increase in the Revolving Commitments as set forth in the Revolving Commitment Increase Certificate shall be allocated ratably among the Revolving Lenders in accordance with their respective Pro Rata Share of the Maximum Credit.

(ii) Any increase in the Aggregate Revolving Commitment Amounts shall be subject to the following additional conditions:

(A) such increase shall not be less than $5,000,000, or such smaller amount that represents the then existing difference between the Maximum Credit and the Aggregate Revolving Commitment Amounts prior to giving effect to such increase;

(B) the Borrower may not increase the Aggregate Revolving Commitment Amounts more than four (4) times per fiscal year of Administrative Borrower;

(C) no Default shall have occurred and be continuing on the effective date of such increase;

(D) after giving effect to such increase, the Aggregate Revolving Commitment Amounts shall not exceed the Maximum Credit.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.4(c)(ii) and Section 2.4(c)(iv), from and after the effective date specified in the Revolving Commitment Increase Certificate, the amount of the Aggregate Revolving Commitment Amounts shall be increased as set forth therein.

(iv) Upon its receipt of a duly completed Revolving Commitment Increase Certificate executed by the Borrowers, Agent shall accept such Revolving Commitment Increase Certificate and record, within three (3) Business Days, the information contained therein in the Register required to be maintained by Agent pursuant to Section 13.7(b). No increase in the Aggregate Revolving Commitment Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.4(c)(iv).

(v) Upon any increase in the Aggregate Revolving Commitment Amounts pursuant to this Section 2.4(c), Schedule 1 to this Agreement shall be deemed amended to reflect the Revolving Commitment of each Lender as thereby increased and any changes in the Lenders’ Pro Rata Share of the Maximum Credit pursuant thereto.

(vi) The Borrowers shall notify Agent of any election to terminate or reduce the Aggregate Revolving Commitment Amounts at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof; provided that (A) each reduction of the Aggregate Revolving Commitment Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrowers shall not reduce the Aggregate Revolving Commitment Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9, the total Revolving Loans plus the Letter of Credit Obligations then outstanding would exceed the Aggregate Revolving Commitment Amounts. Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section 2.4(c)(vi) shall be irrevocable; provided that a notice of termination of the Aggregate Revolving Commitment Amounts may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Administrative Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Revolving Commitment Amounts shall be permanent and may not be reinstated, and shall cause a corresponding reduction in the Maximum Credit pursuant to Section 2.4(b). Each reduction of the Aggregate Revolving Commitment Amounts shall be made ratably among the Lenders in accordance with each Lender’s Pro Rata Share.

(d) Mandatory Prepayment Related to Reduction of Maximum Credit or Aggregate Revolving Commitment Amounts. If, after giving effect to any termination or reduction of the Maximum Credit pursuant to Section 2.4(a), or any reduction of the Aggregate Revolving Commitment Amounts pursuant to Section 2.4(c), the total Revolving Loans plus the Letter of Credit Obligations then outstanding exceeds the total Revolving Commitments, then the Borrowers shall (i) prepay the Loans as provided in Section 2.9 on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the Loans as a result of a Letter of Credit Obligation, pay to Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.3(h).

1.8 Amendment to Section 2.8(b) of the Credit Agreement. Paragraph (b) Section 2.8 of the Credit Agreement shall be amended by deleting the reference to “, Covenant Required Lenders” in its entirety from such paragraph.

1.9 Amendment to Section 2.9(b) of the Credit Agreement. Paragraph (b) of Section 2.9 of the Credit Agreement shall be amended by deleting the next to last sentence in such paragraph in its entirety.

1.10 Amendment to Section 3.1(d) of the Credit Agreement. Paragraph (d) of Section 3.1 of the Credit Agreement shall be amended by amending and restating the first sentence in such paragraph in its entirety to read as follows:

Interest shall be payable by Borrowers to Agent, for the account of Revolving Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year (or a three hundred sixty-five (365) or three hundred sixty-six (366) day year, as applicable, for ABR Loans) and actual days elapsed.

1.11 Amendments to Section 3.2 of the Credit Agreement. Section 3.2 of the Credit Agreement shall be amended as follows:

(a) Paragraph (a) of Section 3.2 shall be amended and restated in its entirety to read as follows:

(a) Borrowers shall pay to Agent, for the account of Revolving Lenders, monthly an unused line fee at a rate equal to one-quarter percent (0.25%) per annum calculated upon the amount by which the Aggregate Revolving Commitment Amounts exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof), in which case it shall be calculated on the basis of days actually elapsed during such month) while this Agreement is in effect and for so long thereafter as any of the Obligations (other than indemnities and contingent Obligations which survive the termination of this Agreement and the other Financing Agreements) are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) Paragraph (d) of Section 3.2 of the Credit Agreement shall be deleted in its entirety.

1.12 Amendment to Section 3.3(a) of the Credit Agreement. Paragraph (a) of Section 3.3 of the Credit Agreement shall be amended by adding the following sentence to the end of such paragraph:

Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a change in law after the date hereof regardless of the date enacted, adopted, issued or implemented.

1.13 Amendments to Section 5.2 of the Credit Agreement. Section 5.2 of the Credit Agreement shall be amended as follows:

(a) Paragraph (d) of Section 5.2 of the Credit Agreement shall be amended by inserting the following proviso at the end of the second sentence in such paragraph (d) of Section 5.2 of the Credit Agreement:

; provided, that to the extent a Deposit Account Control Agreement has not been delivered to Agent as of the Second Amendment Effective Date for any Deposit Account in existence at such time, Borrowers shall deliver a Deposit Account Control Agreement for such Deposit Account no later than ninety (90) days after the Second Amendment Effective Date (or such later date as is acceptable to Agent).

(b) Paragraph (g) of Section 5.2 of the Credit Agreement shall be amended by replacing each reference to “$1,000,000” with a reference to “$2,500,000”.

(c) Paragraph (h) of Section 5.2 of the Credit Agreement shall be amended by (i) replacing the first reference to “$50,000” with a reference to “$250,000” and (ii) replacing the second reference to “$50,000” with a reference to “$250,000 so long as the aggregate Value of all Collateral located at such locations without a Collateral Access Agreement shall not exceed $2,000,000”.

1.14 Amendment to Section 6.3(a)(i) of the Credit Agreement. Section 6.3(a)(i) of the Credit Agreement shall be amended by amending and restating the last sentence in Section 6.3(a)(i) of the Credit Agreement in its entirety to read as follows:

All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts as provided in Section 6.3(a)(ii) below, except for (A) nominal amounts which are required to be maintained in such Store Accounts under the terms of such Borrower’s arrangements with the bank at which such Store Accounts are maintained or (B) with respect to funds deposited in Manual Sweeping Accounts, which shall be sent to the Blocked Accounts not less than twice every week (and which amounts, together with all amounts held at the retail store locations and not yet deposited in the Store Accounts and amounts in Store Accounts, shall not in the aggregate exceed $3,500,000 at any one time, except (1) to the extent from time to time additional amounts may be held in the retail stores or the Store Accounts on Saturday, Sunday or other days where the applicable depository bank is closed, which additional amounts are to be, and shall be, transferred on the next Business Day to the Blocked Accounts, and (2) except as Agent may otherwise agree).

1.15 Amendments to Section 6.4 of the Credit Agreement. Section 6.4 of the Credit Agreement shall be amended as follows:

(a) Clause (v) of paragraph (a) of Section 6.4 shall be amended and restated in its entirety to read as follows:

(v) fifth, to pay or prepay principal in respect of the Loans (and to pay or prepay Obligations then due arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis;

(b) The following sentence will be added after the last sentence in paragraph (a) to Section 6.4:

Notwithstanding the foregoing, amounts received from any Borrower or any Guarantor that is not an ECP shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to the Obligations other than Excluded Hedge Obligations as a result of this clause, Agent shall make such adjustments as it determines are appropriate to distributions pursuant to the “fifth” step and the “seventh” step, in each case as set forth above, from amounts received from an ECP to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to the Obligations described in the “fifth” step and the “seventh” step above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the “fifth” step and the “seventh” step above).

1.16 Amendment to Section 6.5(f) of the Credit Agreement. Paragraph (f) of Section 6.5 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Financing Agreement shall deliver to Administrative Borrower and Agent, at the time or times reasonably requested by Administrative Borrower or Agent, such properly completed and executed documentation reasonably requested by Administrative Borrower or Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by Administrative Borrower or Agent, shall deliver such other documentation prescribed by law or reasonably requested by Administrative Borrower or Agent as will enable Administrative Borrower or Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 6.5(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of Administrative Borrower or Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 6.5(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify Administrative Borrower and Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to Administrative Borrower and Agent (in such number of copies reasonably requested by Administrative Borrower and Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Financing Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit E-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this Section 6.5(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit E-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable Administrative Borrower or Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) Unless Borrowers and Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to United States withholding tax, Borrowers or Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate, or at such reduced statutory rate if payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are subject to such tax at a rate reduced by an applicable tax treaty. For any period during which a Foreign Lender has failed to provide Borrowers with an appropriate form pursuant to this clause (f) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section 6.5 with respect to Taxes imposed by the United States; provided that, should a Foreign Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under this clause (f), Borrowers shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(iv) If a payment made to a Lender under any Financing Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Administrative Borrower or Agent, as applicable, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Borrower or Agent, as applicable, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Administrative Borrower or Agent, as applicable, as may be necessary for Administrative Borrower or Agent, as applicable, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 6.5(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

1.17 Amendment to Section 6.7 of the Credit Agreement. Section 6.7 of the Credit Agreement shall be amended by deleting the next to last sentence in such section in its entirety.

1.18 Amendment to Section 6.9 of the Credit Agreement. Section 6.9 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

6.9 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders: (a) the making and conversion of Revolving Loans shall be made among the Revolving Lenders based on their respective Pro Rata Shares as to the Revolving Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares of such Loans, as applicable, and shall be distributed accordingly.

1.19 Amendments to Section 7.1 of the Credit Agreement. Section 7.1 of the Credit Agreement shall be amended as follows:

(a) Sub-section (i) of Section 7.1(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(i) promptly after the end of (but in no event more than fifteen (15) Business Days thereafter) (x) each fiscal quarter or (y) each fiscal month to the extent that the aggregate sum of the Loans and Letters of Credit outstanding are greater than $5,000,000 at any time during the thirty days prior to the last day of such fiscal month, in each case, so long as no Event of Default has occurred and is continuing and no Increased Reporting Period is then in effect (and more frequently as Agent may reasonably require at any time an Event of Default has occurred and is continuing or an Increased Reporting Period is then in effect), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding fiscal month for monthly reporting (or the last Business Day of the immediately preceding fiscal quarter for quarterly reporting) as to the Inventory, duly completed and executed by the chief financial officer, vice president of finance, treasurer, controller or other similar financial officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, including but not limited to an inventory summary report by category as determined by Borrowers in accordance with their current and prior inventory management policies (and upon Agent’s reasonable request, upon the occurrence and during the continuance of an Event of Default letter of credit inventory summary) and identifying where such Inventory is located;

(b) Sub-section (ii) of Section 7.1(a) of the Credit Agreement, including sub-clauses (A) through (C) of such sub-section, shall be amended and restated in its entirety to read as follows:

(ii) promptly after the end of (but in no event more than fifteen (15) Business Days thereafter) (x) each fiscal quarter or (y) each fiscal month to the extent that the aggregate sum of the Loans and Letters of Credit outstanding are greater than $5,000,000 at any time during the thirty days prior to the last day of such fiscal month, in each case, so long as no Event of Default has occurred and is continuing and no Increased Reporting Period is then in effect (and more frequently as Agent may reasonably require at any time an Event of Default has occurred and is continuing or an Increased Reporting Period is then in effect), a schedule and aging of the Borrowers’ accounts payable, delivered electronically in a text formatted file acceptable to Agent;

(c) Sub-section (iii) of Section 7.1(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(iii) promptly after the end of (but in no event more than fifteen (15) Business Days thereafter) (x) each fiscal quarter or (y) each fiscal month to the extent that aggregate sum of the Loans and Letters of Credit outstanding are greater than $5,000,000 at any time during the thirty days prior to the last day of such fiscal month, in each case, so long as no Event of Default has occurred and is continuing and no Increased Reporting Period is then in effect (and more frequently as Agent may reasonably require at any time an Event of Default has occurred and is continuing or an Increased Reporting Period is then in effect), inventory summary reports by location and category of Inventory (including the amounts of Inventory and the aggregate value thereof at each retail store location and at premises of warehouses or other third parties or is consigned Inventory); and

(d) A new sub-section (iv) of Section 7.1(a) of the Credit Agreement shall be added to read as follows:

(iv) in connection with the delivery of the financial statements pursuant to Section 9.6(a)(i) and Section 9.6(a)(ii), a compliance certificate by the chief financial officer, vice president of finance, treasurer or controller or other similar financial or senior officer of Administrative Borrower consisting of: (1) a statement confirming there are no material past due amounts owing to owners and lessors of leased premises (including retail store locations), warehouses, fulfillment centers, processors, custom brokers, freight forwarders and other third parties from time to time in possession of any Collateral having a Value equal to or greater than $250,000, (2) the addresses of all new retail store or distribution center locations of Borrowers and Guarantors opened and existing retail store or distribution center locations closed or sold, in each case since the date of the most recent compliance certificate delivered to Agent containing the information required under this clause, (3) a list of any new Deposit Account established by any Borrower or Guarantor with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such compliance certificate, and (4) a statement that all sales and use taxes have been paid when due as of the date of the compliance certificate, except as specifically described in such certificate and except where the non-payment of such sales and use taxes involves an aggregate amount of less than $200,000.

1.20 Amendment to Section 7.2(a) of the Credit Agreement. Paragraph (a) of Section 7.2 of the Credit Agreement shall be amended by replacing the reference to “$1,000,000” with a reference to “$2,000,000”.

1.21 Amendment to Section 7.3(d) of the Credit Agreement. Clause (d) of Section 7.3 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period (or one (1) additional time in any twelve (12) month period as Agent may request but not at Borrowers’ expense), but at any time or times as Agent may reasonably request upon the occurrence and during the continuance of an Event of Default or if there is a Material Adverse Effect (at Borrowers’ sole expense), deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; provided, however, that any such appraisal requested by Agent on a date on which the aggregate sum of the Loans and Letters of Credit outstanding at such time are equal to or less than $5,000,000 shall be at the sole expense of the Lenders;

1.22 Amendment to Section 7.5 of the Credit Agreement. Section 7.5 of the Credit Agreement shall be amended by replacing the reference to “$250,000” with a reference to “$500,000”.

1.23 Amendment to Section 8.6 of the Credit Agreement. Section 8.6 of the Credit Agreement shall be amended by deleting the reference to “and the Senior Secured Note Indenture,” in its entirety from such section.

8.6 Litigation. Except as set forth on Schedule 8.6 hereto, there is no investigation, action, suit, proceeding or claim by any Governmental Authority or Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened in writing, against or affecting any Borrower or Guarantor, its or their assets or business, or against or affecting any transactions contemplated by this Agreement that (i) is not covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) involves any challenge to the validity or enforceability of any material provision of any Financing Agreement (including, without limitation, any provision relating to the Borrowers’ or Guarantors’ obligations to repay the Obligations or any provision relating to the validity or perfection of any lien created by any Financing Agreement).

1.24 Amendment to Section 8.12(c) of the Credit Agreement. Paragraph (c) of Section 8.12 of the Credit Agreement shall be amended by deleting the reference to “, the Liens of the Senior Secured Note Trustee” in its entirety from such section.

1.25 Amendment to Section 8.14 of the Credit Agreement. Section 8.14 of the Credit Agreement shall be amended by deleting the reference to “, the Senior Secured Note Indenture” in its entirety from such section.

1.26 Amendment to Section 9 of the Credit Agreement. Section 9 of the Credit Agreement shall be amended by inserting the following sentence right after the reference to “SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS” to read as follows:

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Financing Agreement have been paid in full and all Letters of Credit have expired or terminated, or have been cash collateralized in accordance with Section 2.3(h), and all Letter of Credit Obligations have been reimbursed, each Borrower and each Guarantor on behalf of themselves and their Subsidiaries covenants and agrees, jointly and severally with all of the other Borrowers and Guarantors and the Lenders, to the covenants contained in this Section 9; provided that, notwithstanding anything to the contrary in this Section 9, all references to the defined terms “Subsidiaries” or “Subsidiary” in this Section 9 shall exclude any Foreign Subsidiary.

1.27 Amendment to Section 9.2(b)(ii) of the Credit Agreement. Clause (b)(ii) of Section 9.2 of the Credit Agreement shall be amended by replacing the reference to “$100,000” with a reference to “$250,000; provided that the aggregate Value of all Collateral located at such locations shall not exceed $2,000,000”.

1.28 Amendments to Section 9.6 of the Credit Agreement. Section 9.6 of the Credit Agreement shall be amended as follows:

(a) Sub-paragraph (i) of Section 9.6(a) shall be amended and restated in its entirety to read as follows:

(i) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct in all material respects by the chief financial officer, treasurer, or other similar officer of Administrative Borrower, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers and Guarantors were in compliance with the covenant set forth in Section 9.17 of this Agreement (to the extent applicable) for such month; provided that, during an Increased Reporting Period, Borrowers shall deliver monthly financial statements along with a compliance certificate substantially in the form of Exhibit C hereto within thirty (30) days after the end of each fiscal month, and

(b) Sub-paragraph (ii) of Section 9.6(a) shall be amended by inserting the reference to “, and accompanied by a compliance certificate substantially in the form of Exhibit C hereto” immediately before the reference to “, and” at the end of such sub-paragraph (ii) of Section 9.6(a) of the Credit Agreement.

(c) Sub-clause (B) of Section 9.6(a)(iii) shall be amended by deleting the reference to “under Section 1.130 hereof” in its entirety from such sub-clause.

(d) Paragraph (b) of Section 9.6 of the Credit Agreement shall be amended by replacing each reference to “$1,000,000” with a reference to “$2,000,000”.

(e) Paragraph (c) of Section 9.6 of the Credit Agreement shall be amended by amending and restating paragraph (c) of Section 9.6 in its entirety to read as follows:

(c) Promptly after the sending or filing thereof, Administrative Borrower shall send to Agent copies of (i) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Administrative Borrower that Agent will require be provided to Agent, (ii) all press releases and (iii) all other statements concerning material changes or developments in the material business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

1.29 Amendments to Section 9.7 of the Credit Agreement. Section 9.7 of the Credit Agreement shall be amended as follows:

(a) Clause (B) of Section 9.7(b) of the Credit Agreement shall be amended by deleting the references to “or other Subsidiary of Parent” and “or Subsidiary” in their entirety from such clause (B) of Section 9.7(b) of the Credit Agreement.

(b) Clause (G) of Section 9.7(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(G) sales, transfers and dispositions of assets of (1) a Borrower to another Borrower, or (2) by a Guarantor to a Borrower or another Guarantor (other than Parent (other than assets the Parent is permitted to own pursuant to Section 9.15(b))), provided, that, in each case such transfer is otherwise consummated (and the lien and security interest of Agent and Secured Parties continues in such assets) in accordance with the terms of this Agreement and the other Financing Agreements,

(c) Clause (N) of Section 9.7(b) of the Credit Agreement shall be amended by replacing the reference to “$1,000,000” with a reference to “$2,000,000”.

(d) Paragraph (c) of Section 9.7 of the Credit Agreement shall be amended by deleting the reference to “(other than VS Direct)” from such paragraph.

1.30 Amendment to Section 9.8(m) of the Credit Agreement. Paragraph (m) of Section 9.8 of the Credit Agreement shall be amended by replacing paragraph (m) of Section 9.8 in its entirety to read in full as “(m) [Reserved].”

1.31 Amendments to Section 9.9 of the Credit Agreement. Section 9.9 of the Credit Agreement shall be amended as follows:

(a) Paragraph (b) of Section 9.9 of the Credit Agreement shall be amended by replacing the reference to “$10,000,000” with a reference to “$20,000,000”.

(b) Paragraph (e) of Section 9.9 of the Credit Agreement shall be amended by replacing the reference to “$10,000,000” with a reference to “$20,000,000”.

(c) Paragraph (h) of Section 9.9 of the Credit Agreement shall be amended by replacing (i) the reference to “$5,000,000” with a reference to “$10,000,000” and (ii) the reference to “$10,000,000” with a reference to “$20,000,000”.

(d) Paragraph (i) of Section 9.9 of the Credit Agreement, including each of the sub-clauses (i) through (vii) of such paragraph, shall be amended by replacing paragraph (i) of Section 9.9 of the Credit Agreement in its entirety to read in full as “(i) [Reserved],”

(e) Paragraph (j) of Section 9.9 of the Credit Agreement shall be amended by replacing the reference to “$2,000,000” with a reference to “$4,000,000”.

(f) Paragraph (l) of Section 9.9 of the Credit Agreement shall be amended and restated in its entirety to read as “(l) [Reserved],”.

(g) Paragraph (o) of Section 9.9 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(o) the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to Investments consisting of loans and advances permitted under Section 9.10(c) hereof, provided, that, as to any such Indebtedness at any time owing by a Borrower to a Guarantor or another Borrower, (i) the Indebtedness arising pursuant to such Investment shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, and (ii) any such Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require,

(h) Paragraph (r) of Section 9.9 of the Credit Agreement shall be amended by replacing the reference to “$10,000,000” with a reference to “$20,000,000”.

(i) Paragraph (s) of Section 9.9 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(s) Permitted Subordinated Indebtedness; provided that (i) the Leverage Ratio for the Borrowers and Guarantors, calculated, on a pro forma basis, as of the last Test Period prior to the date of effectiveness of the incurrence of such Permitted Subordinated Indebtedness for which financial statements for the fiscal month, fiscal quarter or fiscal year then ended have been (or have been required to be) delivered pursuant to Section 9.6(a)(i) and Section 9.6(a)(ii), as applicable, both prior to and after giving effect to such Permitted Subordinated Indebtedness, is no greater than 2.50 to 1.00 and (ii) no Default or Event of Default shall have occurred and be continuing.

1.32 Amendments to Section 9.10 of the Credit Agreement. Section 9.10 of the Credit Agreement shall be amended as follows:

(a) Paragraph (b) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(b) Investments in cash or Cash Equivalents; provided, that, the terms and conditions of Section 5.2 and Section 6.3 hereof shall have been satisfied with respect to the Deposit Account, investment account or other account in which such cash or Cash Equivalents are held;

(b) Clause (C) of Paragraph (c)(ii) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(C) in the event that Administrative Borrower requests that any such new Subsidiary that is directly or indirectly wholly owned by Parent be designated a Borrower hereunder, in no event shall any Inventory, Accounts or Credit Card Receivables of such Subsidiary be deemed Eligible Inventory, Eligible Raw Materials Inventory, Eligible Accounts or Eligible Credit Card Receivables until Agent shall have conducted a field examination and appraisal with respect to such assets and the results of such field examination, appraisal, and other due diligence shall be reasonably satisfactory to Agent, and then only to the extent the criteria for Eligible Inventory, Eligible Raw Materials Inventory, Eligible Accounts and Eligible Credit Card Receivables set forth herein are satisfied with respect thereto (as such criteria may be reasonably modified by Agent to reflect the results of Agent’s field examination and appraisal including any separate advance percentage with respect to such Credit Card Receivables as Agent may reasonably determine); and

(c) Paragraph (d) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(d) Investments by a Borrower or Guarantor in another Borrower or Guarantor, in each case after the date hereof, provided, that, (i) to the extent that such Investment gives rise to any Indebtedness, such Indebtedness is permitted hereunder, and (ii) to the extent that such Investment gives rise to the issuance of any shares of Capital Stock, such issuance is permitted hereunder;

(d) Paragraph (j) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(j) other Investments or loans by a Borrower or Guarantor; provided, that, at the time of making any such Investment and immediately after giving effect thereto (i) the Required Conditions shall have been satisfied and (ii) no Event of Default shall have occurred and be continuing;

(e) Paragraph (m) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as “(m) [Reserved];”.

(f) Paragraph (n) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(n) Investments by any Borrower or Guarantor in any Foreign Subsidiary, or acquisitions by any Borrower or Guarantor of any foreign Acquired Business; provided, that, at the time of making any such Investment and immediately after giving effect thereto (i) the Required Conditions shall have been satisfied and (ii) no Event of Default shall have occurred and be continuing; and

(g) Paragraph (o) of Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(o) other Investments by Borrowers and Guarantors and their Subsidiaries not otherwise permitted pursuant to subsections (a) through (n) of this Section 9.10, including, without limitation, any Investments by such Borrower or Guarantor in any Foreign Subsidiary, provided, that, (i) the aggregate outstanding amount of all such Investments (valued at cost) shall not exceed $5,000,000 at any time (in each case determined without regard to any write-downs or write offs), and (ii) at the time of making any such Investment and immediately after giving effect thereto no Event of Default shall have occurred and be continuing.

1.33 Amendments to Section 9.11 of the Credit Agreement. Section 9.11 of the Credit Agreement shall be amended as follows:

(a) Paragraph (d) of Section 9.11 of the Credit Agreement, including each of sub-clauses (i) through (iv) of such paragraph, shall be amended and restated in their entirety to read as follows:

(d) Vitamin Shoppe may pay cash dividends to Parent (or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) (and Parent or such other Person may in turn, and in a like amount pay cash dividends to its shareholders) from legally available funds therefor, provided, that, (i) the Required Conditions have been satisfied and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of any such payment and after giving effect to such payment,

(b) Paragraph (e) of Section 9.11 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(e) Borrowers and Guarantors may repurchase (or may pay dividends or make distributions to Parent to permit Parent to so repurchase) Capital Stock of Parent (or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) consisting of common stock held by or to be issued to current or former employees, directors and officers pursuant to or in connection with any employee stock ownership, option or other equity compensation plan thereof or pursuant to any employment or consulting arrangement or equity subscription agreement, shareholders agreement or similar agreement, provided, that, (i) the Required Conditions have been satisfied and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of any such payment and after giving effect to such payment;

(c) Paragraph (f) of Section 9.11 of the Credit Agreement shall be amended by replacing the period at the end of such paragraph with a reference to “; and”.

(d) A new paragraph (g) shall be added to the end of Section 9.11 of the Credit Agreement to read as follows:

(g) Borrowers and Guarantors may repurchase (or may pay dividends or make distributions to Parent to permit Parent to so repurchase) Capital Stock of Parent (or such other Person that owns, directly or indirectly, 100% of the Capital Stock of Vitamin Shoppe) consisting of common stock held by or to be issued to current or former employees, directors and officers pursuant to or in connection with any employee stock ownership, option or other equity compensation plan thereof or pursuant to any employment or consulting arrangement or equity subscription agreement, shareholders agreement or similar agreement in an aggregate amount not to exceed $3,000,000 in any fiscal year, so long as no Default or Event of Default shall have occurred and be continuing as of the date of any such payment and after giving effect to such payment.

1.34 Amendment to Section 9.12(a) of the Credit Agreement. Clause (iv) of Section 9.12(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(iv) transactions between any Borrower and/or Guarantor and any other Borrower and/or Guarantor; provided, that, in each case such transaction is in accordance with the terms of this Agreement and the other Financing Agreements;

1.35 Amendment to Section 9.14 of the Credit Agreement. Section 9.14 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

9.14 Fiscal Year. Each Borrower and Guarantor shall, for financial reporting purposes, cause its fiscal year, and the fiscal year of each of its Subsidiaries (including any Foreign Subsidiary) to end on the last Saturday of December of each calendar year (except for 53-week years). In no event shall any Borrower or Guarantor thereafter change its fiscal year.

1.36 Amendment to Section 9.16 of the Credit Agreement. Section 9.16 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

9.16 Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor (other than Parent) shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or materially limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease (or hypothecation thereof) governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) the extension or continuation of contractual obligations in existence on the date hereof and otherwise permitted hereunder; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (vii) any agreement related to an otherwise permitted refinancing of Indebtedness permitted under the terms of this Agreement, and (viii) Indebtedness permitted to be incurred under the terms of this Agreement with terms no more restrictive than those set forth herein.

1.37 Amendment to Section 9.17 of the Credit Agreement. Section 9.17 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

9.17 Fixed Charge Coverage Ratio. During any Compliance Period, Borrowers and Guarantors will not permit the Fixed Charge Coverage Ratio as of the last day of any Test Period (including the last Test Period prior to the commencement of such Compliance Period for which financial statements for the month or fiscal year then ended have been (or have been required to be) delivered pursuant to Section 9.6(a)(i) and Section 9.6(a)(ii), as applicable), to be less than 1.10 to 1.00.

1.38 Amendment to Section 9.20 of the Credit Agreement. Section 9.20 of the Credit Agreement shall be amended by deleting the reference to the phrase “(other than an IPC Affiliate)” from such section.

1.39 Amendment to Section 9.22 of the Credit Agreement. Clause (g) of Section 9.22 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office for no more than two (2) periodic field exams during a consecutive twelve (12) month period; provided, that, (x) only one (1) periodic field exam will be conducted at the Borrowers’ expense to the extent the Average Excess Availability is greater than 50% of the Revolving Commitments during such consecutive twelve (12) month period and (y) any field exam during a Compliance Period or the occurrence and continuance of an Event of Default shall be at the Borrowers’ expense;

1.40 Amendments to Section 9.24 of the Credit Agreement. Section 9.24 of the Credit Agreement shall be amended as follows:

(a) Paragraph (e) of Section 9.24 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(e) optional prepayments of Indebtedness (other than with respect to Permitted Subordinated Indebtedness); provided, that (i) the Required Conditions are satisfied and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of such prepayment.

(b) Paragraph (f) of Section 9.24 of the Credit Agreement shall be amended by replacing paragraph (f) of Section 9.24 in its entirety to read in full as “(f) [Reserved].”

(c) Paragraph (g) of Section 9.24 of the Credit Agreement shall be amended by replacing paragraph (g), including each of sub-clause (i) through (iii) of such paragraph, in their entirety to read in full as “(g) [Reserved].”

(d) Paragraph (h) of Section 9.24 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(h) optional prepayments of Permitted Subordinated Indebtedness (subject to the terms of an intercreditor subordination agreement in form and substance acceptable to Agent in its sole reasonable discretion) so long as (i) the Required Conditions are satisfied and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of such prepayment.

1.41 Addition of Section 9.25 of the Credit Agreement. A new Section 9.25 of the Credit Agreement shall be added to Article IX of the Credit Agreement in appropriate numerical order to read in full as follows:

9.25 Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Borrower or Guarantor in order for each such other Borrower or Guarantor to honor its obligations under this Agreement and the other Financing Agreements including Hedge Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.25 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.25, or otherwise under this Agreement or any other Financing Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.25 shall remain in full force and effect until all Obligations are paid in full to the Lenders and Agent, and all of the Lenders’ Revolving Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 9.25 constitute, and this Section 9.25 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Borrower and each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

1.42 Addition of Section 9.26 of the Credit Agreement. A new Section 9.26 of the Credit Agreement shall be added to Article IX of the Credit Agreement in appropriate numerical order to read in full as follows:

9.26 Disbursement Cash Management Systems. Each of Borrowers, Guarantors and each of their Subsidiaries will maintain Chase as its principal depository bank for its disbursement business, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of its disbursement business; provided that Borrowers, Guarantors and their Subsidiaries will have one hundred eighty days (180) days after the Second Amendment Effective Date (or such additional time as agreed to by Agent in writing in its sole discretion) to close any accounts utilized in such disbursement business that are not maintained with Chase.

1.43 Amendments to Section 10.1 of the Credit Agreement. Section 10.1 of the Credit Agreement shall be amended as follows:

(a) Clause (ii) of paragraph (a) of Section 10.1 of the Credit Agreement shall be amended by adding a comma (“,”) after the reference to “9.20” and replacing the reference to “and 9.22” with a reference to “9.22, 9.25 and 9.26”.

(b) Paragraph (d) of Section 10.1 of the Credit Agreement shall be amended by replacing (i) each reference to “$1,000,000” with a reference to “$2,500,000” and (ii) the reference to “$2,000,000” with a reference to “$5,000,000”.

(c) Paragraph (i) of Section 10.1 of the Credit Agreement shall be amended by (i) replacing the reference to “$2,500,000” with a reference to “$5,000,000” and (ii) deleting the phrase “, including without limitation the Indebtedness evidenced by the Senior Secured Notes and the other Senior Secured Note Documents,”.

(d) Paragraph (m) of Section 10.1 of the Credit Agreement shall be amended by replacing the reference to “$1,000,000” with a reference to “$2,000,000”.

(e) Paragraph (p) of Section 10.1 of the Credit Agreement shall be amended by replacing paragraph (p) of Section 10.1 in its entirety to read in full as “(p) [Reserved].”

1.44 Amendments to Section 11.4 of the Credit Agreement. Section 11.4 of the Credit Agreement shall be amended as follows:

(a) Sub-clause (ii) of Section 11.4(a) of the Credit Agreement shall be amended by replacing sub-clause (ii) in its entirety to read in full as “(ii) [Reserved].”.

(b) Sub-clause (v) of Section 11.4(a) of the Credit Agreement shall be amended by deleting the reference to “or Covenant Required Lenders,” in its entirety from such sub-clause.

(c) Sub-clause (viii) of Section 11.4(a) of the Credit Agreement shall be amended by deleting (i) the reference to “, Excess Collateral Availability, Excess Availability, as applicable,” in its entirety and (ii) the comma (“,”) between the references to “Period” and “without”, in each case from such sub-clause.

(d) Sub-clause (ix) of Section 11.4(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(ix) amend, modify or waive any provision of the definitions of Maximum Credit, Aggregate Revolving Commitment Amounts, Revolving Commitment, Compliance Period, Average Excess Availability, Excess Availability, Average Excess Collateral Availability and Excess Collateral Availability, without the consent of Agent and all of the Lenders;

(e) Sub-clause (xiv) of Section 11.4(a) of the Credit Agreement shall be amended by deleting the reference to “Covenant” immediately before the reference to “Required Lenders” in its entirety from such sub-clause.

(f) Sub-clause (xvii) of Section 11.4(a) of the Credit Agreement shall be amended by deleting the reference to “Covenant” immediately before the reference to “Required Lenders” in its entirety from such sub-clause.

1.45 Amendment to Section 12.2 of the Credit Agreement. Section 12.2 of the Credit Agreement shall be amended by deleting the reference to “, the Covenant Required Lenders” in its entirety from such section.

1.46 Amendments to Section 12.6 of the Credit Agreement. Section 12.6 of the Credit Agreement shall be amended by deleting (a) the reference to clause (a) immediately after the reference to “Section 12.6 Non-Reliance on Agent and Other Lenders” and (b) deleting clause (b) in its entirety from such section.

1.47 Amendment to Section 12.8 of the Credit Agreement. Section 12.8 of the Credit Agreement shall be amended by deleting the reference to “Covenant” immediately before the reference to “Required Lenders” in such section.

1.48 Amendment to Section 12.11(a) of the Credit Agreement. Paragraph (a) of Section 12.11 of the Credit Agreement shall be amended by deleting the reference to “Covenant” immediately before the reference to “Required Lenders” in such paragraph.

1.49 Amendment to Section 13.1(b) of the Credit Agreement. Paragraph (b) of Section 13.1 of the Credit Agreement shall be amended by inserting a reference to “Revolving” immediately before the reference to “Commitments” in the first sentence of such paragraph.

1.50 Amendment to Section 13.3(a) of the Credit Agreement. Paragraph (a) of Section 13.3 of the Credit Agreement shall be amended by amending and restating the notice information for (a) any Borrower or Guarantor and (b) Agent or Issuing Bank to read as follows:

If to any Borrower or Guarantor:

Vitamin Shoppe Industries Inc. - Corporate Office

2101 91st Street

North Bergen, New Jersey 07047

Attn: Chief Financial Officer (or with respect

to notices of default only, General Counsel)

Telephone No.: (201) 624-3000

Telecopy No.: (201) 868-0727

with a copy to:

K&L Gates LLP

134 Meeting Street

Suite 200

Charleston, SC 29401

Attn: Michael D. Bryan, Esq.

Telephone #: 843-579-5661

Telecopy #: 843-579-5601

If to Agent or Issuing Bank:

JPMorgan Chase Bank, N.A.

277 Park Avenue, 22nd Floor

New York, New York 10172

Attn: Nisha Gupta

Telephone No.: (212) 270-0558

Telecopy No.: (646) 534-2268

with a copy to:

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attn: Erec Winandy

Telephone No.: (214) 220-7756

Telecopy No.: (214) 999-7756

1.51 Amendment to Section 13.7(b) of the Credit Agreement. Paragraph (b) of Section 13.7 of the Credit Agreement shall be amended by amending and restating the first sentence in paragraph (b) in its entirety to read as follows:

Agent, acting for this purpose as any agent of the Borrowers, shall maintain at one of its offices a register of the names and addresses of the Lenders, the Lender’s Revolving Commitment and Pro Rata Share of the Maximum Credit and the principal amount of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).

1.52 Replacement of Certain Schedules. Schedule 1.36, Schedule 1.130, Schedule 8.2, Schedule 8.4, Schedule 8.10, Schedule 8.11, Schedule 8.12, Schedule 8.13 and Schedule 8.16 to the Credit Agreement are hereby replaced in their entirety with Schedule 1 (Maximum Credit and Revolving Commitments), Schedule 2 (Permitted Holders), Schedule 8.2 (Addresses), Schedule 8.4 (Liens), (Schedule 8.10 (Bank Accounts), Schedule 8.11 (Intellectual Property), Schedule 8.12 (Affiliates and Subsidiaries), Schedule 8.13 (Union Contracts) and Schedule 8.16 (Credit Card Agreements) attached hereto and Schedule 1 (Maximum Credit and Revolving Commitments), Schedule 2 (Permitted Holders), Schedule 8.2 (Addresses), Schedule 8.4 (Liens), Schedule 8.10 (Bank Accounts), Schedule 8.11 (Intellectual Property), Schedule 8.12 (Affiliates and Subsidiaries), Schedule 8.13 (Union Contracts)and Schedule 8.16 (Credit Card Agreements) attached hereto shall be deemed to be attached as Schedule 1 (after giving effect to this Amendment), Schedule 2 (after giving effect to this Amendment), Schedule 8.2, Schedule 8.4, Schedule 8.10, Schedule 8.11, Schedule 8.12, Schedule 8.13 and Schedule 8.16 to the Credit Agreement as of the Second Amendment Effective Date.

1.53 Replacement of Exhibit A – Form of Assignment and Acceptance. Exhibit A to the Credit Agreement (the form of Assignment and Assumption) is hereby replaced in its entirety with Exhibit A to this Second Amendment and Exhibit A to this Second Amendment shall be deemed to be attached as Exhibit A to the Credit Agreement. Exhibit A to the Credit Agreement (after giving effect to this Second Amendment) shall be used for all Assignment and Acceptances executed and delivered to Agent after the Second Amendment Effective Date.

1.54 Replacement of Exhibit C – Form of Compliance Certificate. Exhibit C to the Credit Agreement (the form of Compliance Certificate) is hereby replaced in its entirety with Exhibit C to this Second Amendment and Exhibit C to this Second Amendment shall be deemed to be attached as Exhibit C to the Credit Agreement. Exhibit C to the Credit Agreement (after giving effect to this Second Amendment) shall be delivered by the Borrowers pursuant to Section 7.1(a)(ii)(C) and Section 9.6(a)(i) of the Credit Agreement.

1.55 Addition of Exhibit E-1, Exhibit E-2 and Exhibit F. Exhibit E-1 and Exhibit E-2 (the forms of Tax Certificates) and Exhibit F (the form of Revolving Commitment Increase Certificate) attached hereto as Exhibit E-1, Exhibit E-2 and Exhibit F to this Second Amendment shall be deemed to be added to the end of the Exhibits to the Credit Agreement in appropriate alphabetical order as new Exhibit E-1, Exhibit E-2 and Exhibit F to the Credit Agreement.

Section 2. First Amendment to Existing Guarantees. Effective as of the Second Amendment Effective Date, a new Section 19 is hereby added immediately after Section 18 to each of the following agreements: (a) that certain Guarantee dated as of September 25, 2009, executed by Parent and VS Direct in favor of Agent, Lenders and the other Secured Parties (the “Vitamin Shoppe Guarantee”), (b) that certain Guarantee dated as of September 25, 2009, executed by Parent and Vitamin Shoppe in favor of Agent, Lenders and the other Secured Parties (the “VS Direct Guarantee”), and (c) that certain Guarantee dated as of January 10, 2013, executed by Parent, Vitamin Shoppe, VS Direct and VS Mariner in favor of Agent, Lenders and the other Secured Parties (the “VS Mariner Guarantee”, and together with the Vitamin Shoppe Guarantee and the VS Direct Guarantee, the “Existing Guarantees”), which new Section 19 shall read in full as follows:

19. Qualified ECP Counterparties. Each Qualified ECP Guarantor hereby guarantees the payment and performance of all Obligations of each of the other Guarantors and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each of the other Guarantors in order for such Guarantor to honor its obligations under this Guarantee including obligations with respect to Hedge Obligations (provided, however, that each such Guarantor shall only be liable under this Section 19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 19, or otherwise under this Guarantee or any other Financing Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each such Guarantor under this Section 19 shall remain in full force and effect until all Obligations are paid in full to the Lenders, Agent and all other Secured Parties, and all of the Lenders’ Revolving Commitments are terminated. The parties intend that this Section 19 constitute, and this Section 19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 3. Conditions Precedent to Amendment. This Second Amendment shall be effective as of the Second Amendment Effective Date when the following conditions precedent have been satisfied:

3.1 Counterparts. Agent shall have been provided with executed counterparts of this Second Amendment duly executed and delivered by the Borrowers, the Guarantors and the Lenders.

3.2 Amendments or Supplements with Respect to Additional Intellectual Property and Pledged Stock. Agent shall have received counterparts of an amendment or supplement to any intellectual property security agreement or other agreements or instruments, in each case in form and substance reasonably satisfactory to Agent, with respect to any additional Intellectual Property or Capital Stock to be pledged to Agent for the benefit of the Secured Parties.

3.3 Joinder Documents. Agent shall have received counterparts to a joinder agreement and a Guarantee from VS Global, in each case in form and substance reasonably satisfactory to Agent.

3.4 Officer’s Certificates. Agent shall have received (a) a certificate of each Borrower and each Guarantor, dated as of the Second Amendment Effective Date and executed by its Secretary, Assistant Secretary or other appropriate officer, which shall (i) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of this Second Amendment, (ii) identify by name and title and bear the signatures of the financial officers and any other officers of such Borrower or Guarantor authorized to sign this Second Amendment, and (iii) contain appropriate attachments, including the certificate or articles of incorporation or organization or equivalent constitutional documents of each Borrower and Guarantor certified by the relevant authority of the jurisdiction of organization of such Borrower or Guarantor where relevant and a true and correct copy of its bylaws or operating, management or partnership agreement, and (b) a good standing certificate or equivalent certification for each Borrower and Guarantor from its jurisdiction of organization.

3.5 Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate for the Borrowers (together with all supporting documentation and supplemental reporting materials as Agent may reasonably request) which calculates the Borrowing Base as of August 31, 2013.

3.6 Approvals. All governmental and third party approvals, if any, necessary in connection with the Second Amendment (including equity interest holder approvals, if any) shall have been obtained on terms reasonably satisfactory to Agent and shall be in full force and effect.

3.7 Capital Structure. The corporate structure, capital structure, other debt instruments, and governing and constitutional documents of the Borrowers, the Guarantors and their respective Subsidiaries, are as set forth under, and permitted by, the Credit Agreement (prior to the Second Amendment Effective Date) or shall be reasonably satisfactory to Agent.

3.8 Legal and Regulatory Matters. All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to Agent, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

3.9 Information Certificate. Agent shall have received an Information Certificate with respect to each of the Borrowers, the Guarantors and their Subsidiaries.

3.10 Absence of Injunction. Absence of injunction or temporary restraining order which, in the judgment of Agent would prohibit the making of any Loans under the Credit Agreement.

3.11 Solvency Certificate. Agent shall have received a solvency certificate from a financial officer of Administrative Borrower certifying to and documenting the solvency of the Borrowers, the Guarantors and their respective Subsidiaries after giving effect to this Second Amendment and the transactions contemplated hereby.

3.12 Opinions of Counsel. Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to the Borrowers and Guarantors with respect to this Second Amendment and the other Financing Agreements.

3.13 Lender Fees. The Borrowers shall have paid to each Lender a non-refundable amendment fee equal to 0.25% of the amount of such Lender’s Pro Rata Share of the Maximum Credit (after giving effect to this Second Amendment, including the increase to the Maximum Credit set forth herein).

3.14 Fees and Expenses. The Borrowers and Guarantors shall have paid or reimbursed Agent for all out-of-pocket and documented costs, fees and expenses incurred by Agent in connection with this Second Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Vinson & Elkins LLP, counsel to Agent.

3.15 Other Documents. Agent shall have received such other documents, instruments and agreements as it may reasonably request, all in form and substance reasonably satisfactory to Agent.

3.16 No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Borrower or any Guarantor.

3.17 Representations and Warranties. (a) The representations and warranties of each Borrower and each Guarantor contained in the Credit Agreement and the other Financing Agreements shall be true and correct in all material respects on and as of the Second Amendment Effective Date (except to the extent that such representations and warranties are expressly made as of a particular date, in which event such representations and warranties were true and correct in all material respects as of such date) and (b) the representations and warranties of each Borrower and each Guarantor contained in Section 4 of this Second Amendment shall be true and correct on and as of the Second Amendment Effective Date.

3.18 Absence of Defaults. No Default or Event of Default shall exist.

Section 4. Post-closing Covenants.

4.1 On or prior to ninety (90) days after the Second Amendment Effective Date, the Borrowers shall deliver to Agent an intellectual property security agreement with respect to any Intellectual Property for which an intellectual property security agreement has not been previously delivered to Agent as of the Second Amendment Effective Date.

4.2 On or prior to thirty (30) days after the Second Amendment Effective Date, Vitamin Shoppe shall deliver to Agent a stock certificate representing 65% of all of the Voting Stock of Vitapath Canada Limited, an Ontario corporation, together with a stock power in form and substance reasonably satisfactory to Pledgee duly executed in blank.

4.3 The Borrowers’ failure to comply with any requirement of Section 4.1 and Section 4.2 of this Amendment on or before the dates specified therein (as such date may be extended by Agent in writing in its sole discretion) shall constitute an immediate Event of Default under the Credit Agreement.

Section 5. Representations and Warranties. In order to induce Agent and the Lenders to enter into this Second Amendment, the Borrowers and each Guarantor hereby jointly and severally represent and warrant to Agent and the Lenders that:

5.1 Accuracy of Representations and Warranties. Each of the representations and warranties of each Borrower and each Guarantor contained in the Financing Agreements is true and correct in all material respects as of the date hereof (except to the extent that such representations and warranties are expressly made as of a particular date, in which event such representations and warranties were true and correct as of such date).

5.2 Due Authorization, No Conflicts. The execution, delivery and performance by the Borrowers and the Guarantors of this Second Amendment are within the Borrowers’ and the Guarantors’ corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Contract binding upon the Borrowers or the Guarantors, or result in the creation or imposition of any lien upon any of the assets of the Borrowers or the Guarantors except for liens and other encumbrances permitted under Section 9.8 of the Credit Agreement.

5.3 Validity and Binding Effect. This Second Amendment constitutes the valid and binding obligations of the Borrowers and the Guarantors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally, and the availability of equitable remedies may be limited by equitable principles of general application.

5.4 Absence of Defaults. Neither a Default nor an Event of Default has occurred which is continuing.

5.5 Inaction by Agent or Lenders. No failure or delay on the part of Agent or the Lenders to exercise any right or remedy under the Credit Agreement, any other Financing Agreement or applicable law shall operate as a waiver thereof, nor shall any single partial exercise of any right or remedy preclude any other or further exercise of any right or remedy, all of which are cumulative and may be exercised without notice except to the extent notice is expressly required (and has not been waived) under the Credit Agreement, the other Financing Agreements and applicable law.

5.6 No Defense. No Borrower or Guarantor has any defense to payment, counterclaim or rights of set-off with respect to the Obligations on the date hereof.

Section 6. Miscellaneous.

6.1 Reaffirmation of Financing Agreements; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the other Financing Agreements shall, except as amended hereby, remain in full force and effect. The Borrowers and the Guarantors hereby extend the liens securing the Obligations until the Obligations have been paid in full, and agree that the amendments and waivers herein contained shall in no manner affect or impair the Obligations or the liens securing payment and performance thereof, all of which are ratified and confirmed.

6.2 Parties in Interest. All of the terms and provisions of this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.3 Counterparts. This Second Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Second Amendment until this Second Amendment has been executed by each Borrower, each Guarantor and the Lenders at which time this Second Amendment shall be binding on, enforceable against and inure to the benefit of the Borrowers, the Guarantors and all Lenders. Counterparts delivered by facsimile or other electronic transmission shall be effective as originals.

6.4 COMPLETE AGREEMENT. THIS SECOND AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER FINANCING AGREEMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

6.5 Headings. The headings, captions and arrangements used in this Second Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Second Amendment, nor affect the meaning thereof.

6.6 No Implied Waivers. No failure or delay on the part of the Lenders in exercising, and no course of dealing with respect to, any right, power or privilege under this Second Amendment, the Credit Agreement or any other Financing Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Second Amendment, the Credit Agreement or any other Financing Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.7 Review and Construction of Documents. Each Borrower and each Guarantor hereby acknowledges, and represents and warrants to Agent and the Lenders, that (a) such Borrower or Guarantor, as applicable, has had the opportunity to consult with legal counsel of its own choice and have been afforded an opportunity to review this Second Amendment with its legal counsel, (b) such Borrower or such Guarantor, as applicable, has reviewed this Second Amendment and fully understands the effects thereof and all terms and provisions contained herein, (c) such Borrower or such Guarantor, as applicable, has executed this Second Amendment of its own free will and volition, and (d) this Second Amendment shall be construed as if jointly drafted by the Borrowers, the Guarantors and the Lenders. The recitals contained in this Second Amendment shall be construed to be part of the operative terms and provisions of this Second Amendment.

6.8 Arms-Length/Good Faith. This Second Amendment has been negotiated at arms-length and in good faith by the parties hereto.

6.9 Interpretation. Wherever the context hereof shall so require, the singular shall include the plural, the masculine gender shall include the feminine gender and the neuter and vice versa.

6.10 Severability. In case any one or more of the provisions contained in this Second Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Second Amendment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

6.11 Further Assurances. Each Borrower and each Guarantor agrees to execute, acknowledge, deliver, file and record such further certificates, instruments and documents, and to do all other acts and things, as may be requested by Agent or the Lenders as necessary or advisable to carry out the intents and purposes of this Second Amendment.

6.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECOND AMENDMENT, ANY OTHER FINANCING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECOND AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.13 Governing Law. This Second Amendment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

6.14 Effectiveness. This Second Amendment shall be effective automatically and without necessity of any further action by any Borrower, any Guarantor, Agent or the Lenders when counterparts hereof have been executed by each Borrower, each Guarantor and the Lenders, and all conditions to the effectiveness hereof set forth herein have been satisfied.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWERS:

VITAMIN SHOPPE INDUSTRIES INC.

By:
Name:	Anthony N. Truesdale
Title:	Chief Executive Officer

VS DIRECT INC.

By:
Name:	Anthony N. Truesdale
Title:	Chief Executive Officer

VITAMIN SHOPPE MARINER, INC.

By:
Name:	Anthony N. Truesdale
Title:	President

VITAMIN SHOPPE GLOBAL, INC.

By:
Name:	Anthony N. Truesdale
Title:	President

GUARANTOR:

VITAMIN SHOPPE, INC.

By:
Name:	Anthony N. Truesdale
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT –

VITAMIN SHOPPE INDUSTRIES INC.]

JPMORGAN CHASE BANK, N.A.,
individually, as Agent, the Issuing Bank and a Lender

By:
Name:	Nisha Gupta
Title:	Authorized Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT –

VITAMIN SHOPPE INDUSTRIES INC.]

SCHEDULE 1

MAXIMUM CREDIT AND REVOLVING COMMITMENTS

(AS OF THE SECOND AMENDMENT EFFECTIVE DATE)

Lender	Maximum Credit	Revolving Commitment
JPMorgan Chase Bank, N.A.	$150,000,000	$90,000,000
Total	$150,000,000	$90,000,000

Schedule 1-1

EXHIBIT A

to

LOAN AND SECURITY AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Eligible Transferee of [IDENTIFY LENDER]1]

[1]	Select as applicable.

EXHIBIT A-1

3.	Borrowers:	Vitamin Shoppe Industries Inc., a New York corporation (“Vitamin Shoppe”), VS Direct Inc., a Delaware corporation (“VS Direct”), Vitamin Shoppe Mariner, Inc., a Delaware corporation (“VS Mariner”), Vitamin Shoppe Global, Inc., a Delaware corporation (“VS Global”, and together with Vitamin Shoppe, VS Direct and VS Mariner, each individually a “Borrower” and collectively, the “Borrowers”)
4.	Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement (“Agent”)
5.	Credit Agreement:	Amended and Restated Loan and Security Agreement dated as of January 20, 2011 among the Borrowers, the Guarantors party thereto, the Lenders parties thereto, Agent and the other agents parties thereto.
6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Maximum Credit/ Revolving Commitments/ Revolving Loans for all Lenders	Amount of Maximum Credit/ Revolving Commitments/ Revolving Loans Assigned	Percentage Assigned of Maximum Credit/ Revolving Commitments/ Revolving Loans[2]
Maximum Credit/ Revolving Commitment	$	$	$
	$	$	$
	$	$	$

7.	Effective Date:	, 20 [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Guarantors and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT A-2

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

[Consented to][4]:

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[3]	To be added only if the consent of Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrowers and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

EXHIBIT A-3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Agreement or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Agreement or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Agreement.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Agreements are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

EXHIBIT A-4

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Counterparts delivered by facsimile or other electronic transmission shall be effective as originals.

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT A-5

EXHIBIT C

to

LOAN AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:	JPMorgan Chase Bank, N.A., as Agent

277 Park Avenue, 22nd Floor

New York, New York 10172

Attn.: Portfolio Manager — Vitamin Shoppe

Ladies and Gentlemen:

I hereby certify to you pursuant to Section 7.1(a)(iv) and Section 9.6(a) of the Loan Agreement (as defined below) as follows:

1. I am the duly elected Chief Financial Officer of Vitamin Shoppe Industries Inc., a New York corporation, VS Direct Inc., a Delaware corporation, Vitamin Shoppe Mariner, Inc., a Delaware corporation, and Vitamin Shoppe Global, Inc., a Delaware corporation (collectively, “Borrowers”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Amended and Restated Loan and Security Agreement, dated January 20, 2011 by and among JPMorgan Chase Bank, N.A., as agent for the financial institutions party thereto as lenders (in such capacity, “Agent”) and the financial institutions party thereto as lenders (collectively, “Lenders”), Borrowers and certain of their affiliates (as such Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).

2. I have reviewed the terms of the Loan Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the financial condition of Borrowers and Guarantors, during the immediately preceding fiscal [quarter] [month].

3. The review described in Section 2 above did not disclose the existence during or at the end of such fiscal [quarter] [month], and I have no knowledge of the existence and continuance on the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Schedule I attached hereto. Described on Schedule I attached hereto are the exceptions, if any, to this Section 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which any Borrower or Guarantor has taken, is taking, or proposes to take with respect to such condition or event.

4. I further certify that, based on the review described in Section 2 above, no Borrower or Guarantor has at any time during or at the end of such fiscal [quarter] [month], except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

(a) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Financing Agreements.

EXHIBIT C-1

(b) Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement).

(c) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to any Borrower or Guarantor during or at the end of such period materially adversely changed the terms upon which it supplies goods to any Borrower or Guarantor.

(d) Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted in the Financing Agreements.

(e) Become aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of Indebtedness for money borrowed by any Borrower or Guarantor.

(f) Obtained or acquired any new trademark, patent or copyright registration or filed or acquired any new trademark, patent or copyright application, except as set forth in Schedule IV hereto.

(g) Not paid any material amounts owing to owners and lessors of leased premises (including retail store locations), warehouses, fulfillment centers, processors, custom brokers, freight forwarders and other third parties from time to time in possession of any Collateral having a Value equal to or greater than $250,000.

(h) Obtained or acquired any new retail store or distribution center locations or closed or sold any retail store or distribution centers, except as set forth on Schedule V hereto.

(i) Opened or acquired any new Deposit Account with any bank or other financial institution, except as set forth on Schedule VI hereto (along with the name of the Borrower or Guarantor who owns the account, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report).

(j) Not paid any sales and use taxes when due as of the date of this certificate, except as specifically described in Schedule II hereto and except where the non-payment of such sales and use taxes involves an aggregate amount of less than $200,000.

5. Attached hereto as Schedule III are the calculations used in determining, as of the end of such fiscal [quarter] [month] whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 of the Loan Agreement for such fiscal month.

EXHIBIT C-2

The foregoing certifications are made and delivered this day of             , 20    .

Very truly yours,
VITAMIN SHOPPE INDUSTRIES INC.,
as Administrative Borrower

By:
Name:
Title:

EXHIBIT C-3

EXHIBIT E-1

to

LOAN AND SECURITY AGREEMENT

[FORM OF]

U.S. TAX CERTIFICATE

(FOR NON-U.S. [LENDERS] [PARTICIPANTS]5

THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of January 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Vitamin Shoppe Industries Inc., a New York corporation (“Vitamin Shoppe”), VS Direct Inc., a Delaware corporation (“VS Direct”), Vitamin Shoppe Mariner, Inc., a Delaware corporation (“VS Mariner”), Vitamin Shoppe Global, Inc., a Delaware corporation (“VS Global”, and together with Vitamin Shoppe, VS Direct and VS Mariner, each individually a “Borrower” and collectively, the “Borrowers”), the other Guarantors party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 6.5 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation] in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (d) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (e) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished [Agent and Administrative Borrower] [its participating Lender] with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform [Administrative Borrower and Agent] [such Lender] and (b) the undersigned shall have at all times furnished [Administrative Borrower and Agent] [such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[5]	This form can be used for Lenders or Participants. Select the appropriate bracketed phrases.

EXHIBIT E-1 - 1

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date:                     , 20

EXHIBIT E-1 - 2

EXHIBIT E-2

to

LOAN AND SECURITY AGREEMENT

[FORM OF]

U.S. TAX CERTIFICATE

(FOR NON-U.S. [LENDERS] [PARTICIPANTS]6

THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Amended and Restated Loan and Security Agreement dated as of January 20, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Vitamin Shoppe Industries Inc., a New York corporation (“Vitamin Shoppe”), VS Direct Inc., a Delaware corporation (“VS Direct”), Vitamin Shoppe Mariner, Inc., a Delaware corporation (“VS Mariner”), Vitamin Shoppe Global, Inc., a Delaware corporation (“VS Global”, and together with Vitamin Shoppe, VS Direct and VS Mariner, each individually a “Borrower” and collectively, the “Borrowers”), the other Guarantors party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Agent.

Pursuant to the provisions of Section 6.5 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the [Loan(s) (as well as any promissory note(s) evidencing such Loan(s))] [participation] in respect of which it is providing this certificate, (b) its partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation], (c) with respect to [the extension of credit pursuant to this Credit Agreement] [participation], neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (e) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (f) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished [Agent and Administrative Borrower] [its participating Lender] with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform [Administrative Borrower and Agent] [such Lender] and (b) the undersigned shall have at all times furnished [Administrative Borrower and Agent] [such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[6]	This form can be used for Lenders or Participants. Select the appropriate bracketed phrases.

EXHIBIT E-2 - 1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date:             , 20

EXHIBIT E-2 - 2

EXHIBIT F

to

LOAN AND SECURITY AGREEMENT

FORM OF REVOLVING COMMITMENT INCREASE CERTIFICATE

[            ], 20[            ]

To:	JPMorgan Chase Bank, N.A.,

As Agent

The Borrowers, Agent and certain Lenders and other agents have heretofore entered into an Amended and Restated Loan and Security Agreement, dated as of January 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

This Revolving Commitment Increase Certificate is being delivered pursuant to Section 2.4(c) of the Credit Agreement.

Please be advised that the Borrowers have elected to increase the Aggregate Revolving Commitment Amounts under the Credit Agreement from $[            ] to $[            ] in accordance with Section 2.4(c) (the “Revolving Commitment Increase”). The Revolving Commitment Increase shall be effective as of [            ], 20[            ].

The Revolving Commitment Increase shall be allocated ratably among the Revolving Lenders in accordance with their respective Pro Rata Share of the Maximum Credit.

Very truly yours,

VITAMIN SHOPPE INDUSTRIES INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT F - 1

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

EXHIBIT F - 2